EARNINGS RELEASE

SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED
December 31, 2011

SI FINANCIAL GROUP, INC. ANNOUNCES DATE OF ANNUAL STOCKHOLDERS' MEETING

Willimantic, Connecticut — February 29, 2012. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $761,000, or $0.08 basic and diluted earnings per share, for the quarter ended December 31, 2011 versus net income of $959,000, or $0.09 basic and diluted earnings per share, for the quarter ended December 31, 2010. The Company reported net income for the year ended December 31, 2011 of $2.4 million, or $0.24 basic and diluted earnings per share, compared to $3.0 million, or $0.29 basic and diluted earnings per share, for the year ended December 31, 2010.

Net interest income increased $53,000 and $392,000 for the quarter and year ended December 31, 2011, respectively, compared to the same periods in the prior year. The increases in net interest income were due to a lower cost of funds and an increase in the average balance of interest-earning assets, offset by a decrease in the average rate earned on interest-earning assets.

The provision for loan losses increased $738,000 and $656,000 for the quarter and year ended December 31, 2011, respectively, primarily due to increases in net loan charge-offs and nonperforming loans for 2011. For 2011, net loan charge-offs totaled $1.4 million, consisting primarily of residential and commercial mortgage loan charge-offs, compared to $994,000 for 2010. The higher level of loan charge-offs was partly due to a change in the method and timing of recognition of loan charge-offs in accordance with regulatory guidelines. At December 31, 2011, nonperforming loans totaled $10.6 million, compared to $4.9 million at December 31, 2010. An increase in nonperforming residential and commercial mortgage loans of $2.7 million and $2.3 million, respectively, contributed to the higher balance of nonperforming loans at December 31, 2011.

Noninterest income was $2.9 million and $2.6 million for the quarters ended December 31, 2011 and 2010, respectively, and $11.1 million and $10.7 million for 2011 and 2010, respectively. Service fees decreased $72,000 and $273,000 for the quarter and year ended December 31, 2011, respectively, as a result of a reduction in overdraft privilege fees, offset by an increase in fees associated with higher electronic banking usage. The Company recognized losses of $84,000 and gains of $195,000, for the quarter and year ended December 31, 2011, respectively, compared to losses of $300,000 and $429,000 for the quarter and year ended December 31, 2010, respectively, resulting from the change in fair value of derivative instruments and trading securities. The Company recorded other-than-temporary impairment charges of $148,000 on one mortgage-backed security and one collateralized debt obligation for the quarter and year ended December 31, 2011, compared to $492,000 on one non-agency mortgage-backed security for the year ended December 31, 2010. Wealth management fees declined $16,000 for the fourth quarter of 2011 as a result of a decrease in trust service fees and rose $25,000 for the year ended December 31, 2011 due principally to the Bank’s new retirement product introduced during 2011. The Company realized higher net gains on the sale of securities of $146,000 for the three months ended December 31, 2011 and a reduction in net gains of $392,000 for the year ended December 31, 2011, compared to the same periods in 2010. Despite comparable fixed-rate residential mortgage loan sales in 2011 compared to 2010, mortgage banking fees declined for both the quarter and year ended

December 31, 2011 as a result of a reduction in proceeds received on the sales. Other noninterest income included a gain of $275,000 on the sale of loans held for investment during the fourth quarter of 2011 and a gain of $122,000 related to death benefit proceeds from a bank-owned life insurance policy received during the first quarter of 2011. Other noninterest income for 2011 was offset by impairment charges of $72,000 to reduce the carrying value in the Bank’s small business investment company limited partnership, compared to impairment charges of $12,000 for the same period in 2010.

Noninterest expenses decreased $20,000 and increased $1.1 million for the quarter and year ended December 31, 2011, respectively, compared to the same periods in 2010. Contributing to the increase for the year was a $500,000 cash contribution to SI Financial Group Foundation, a charitable foundation dedicated to providing assistance to charitable causes within the communities we serve, in connection with the public stock offering and concurrent second-step conversion completed during the first quarter of 2011. Additional costs associated with salaries and benefits, occupancy and equipment and outside professional services contributed to the increase in noninterest expenses for 2011. Higher salaries and benefits were attributable to the addition of lending staff hired to build commercial loan relationships. An increase in occupancy and equipment expenses primarily related to equipment maintenance contracts, lease expense and greater snow removal and utility costs associated with the poor weather conditions in the region during the first quarter of 2011. A reduction in the FDIC deposit insurance assessment for 2011 stemming from a new calculation methodology offset the increases in noninterest expenses.

Total assets increased $28.6 million, or 3.1%, to $955.0 million at December 31, 2011 from $926.4 million at December 31, 2010, principally due to increases of $50.8 million in available for sale securities and $12.4 million in net loans receivable, offset by decreases of $29.9 million in cash and cash equivalents. Securities increased as subscription funds received from the stock offering and funds received from deposit growth were deployed to purchase primarily U.S. government and agency obligations and mortgage-backed securities and USDA and SBA loans that are fully guaranteed by the U.S. government. Total loan originations increased $25.2 million during 2011 compared to 2010 mainly due to higher commercial mortgage and commercial business loan originations of $26.9 million and $11.3 million, respectively, offset by declines in residential mortgage and consumer loan originations of $11.7 million and $1.3 million, respectively.

Total liabilities decreased $20.8 million, or 2.5%, to $824.5 million at December 31, 2011 compared to $845.3 million at December 31, 2010. Subscription funds received in escrow at year-end 2010 totaling $48.3 million were transferred to shareholders’ equity upon completion of the stock offering on January 12, 2011. Deposits increased $41.2 million, or 6.2%, which included increases in NOW and money market accounts of $58.2 million and noninterest-bearing deposits of $19.1 million, offset by decreases in savings accounts of $19.2 million and certificates of deposit of $16.9 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $14.1 million from $122.4 million at December 31, 2010 to $108.3 million at December 31, 2011, resulting from net repayments of Federal Home Loan Bank advances.

Total shareholders’ equity increased $49.4 million from $81.1 million at December 31, 2010 to $130.5 million at December 31, 2011. The increase in shareholders’ equity was attributable to net stock offering proceeds of $50.3 million, earnings of $2.4 million and a decrease in net unrealized losses on securities aggregating $653,000 (net of taxes), offset by the funding of the employee stock ownership plan of $3.1 million, dividends of $1.2 million and an increase in net unrealized losses on an interest rate swap derivative of $220,000. At December 31, 2011, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“We continue to be encouraged by the growth we experienced in 2011. Overall, interest-earning assets increased to nearly $850.0 million, representing an 8.0% increase over prior year-end. Similarly, deposits exceeded $700.0 million for the first time, a 6.2% increase over the total at December 31, 2010. We look forward to continuing our efforts in these important areas throughout 2012,” commented Rheo A. Brouillard, President and Chief Executive Officer.

The Company's annual meeting of stockholders will be held at the Savings Institute Bank and Trust Company's Training Center, 579 North Windham Road, North Windham, Connecticut on May 9, 2012 at 9:00 a.m. local time.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	December 31,	December 31,
(Dollars in Thousands / Unaudited)	2011	2010
ASSETS
Noninterest-bearing cash and due from banks	$13,980	$11,204
Interest-bearing cash and cash equivalents	34,432	67,117
Securities	239,202	188,672
Loans held for sale	5,558	7,371
Loans receivable, net	618,626	606,214
Bank-owned life insurance	9,012	9,024
Other real estate owned, net	976	1,285
Other assets	33,261	35,522

Total assets	$955,047	$926,409

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$701,926	$660,714
Borrowings	108,317	122,417
Other liabilities	14,287	62,174
Total liabilities	824,530	845,305

Shareholders' equity	130,517	81,104

Total liabilities and shareholders' equity	$955,047	$926,409

SELECTED OPERATING DATA:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands / Unaudited)	2011	2010	2011	2010

Interest and dividend income	$9,265	$9,732	$37,820	$39,875
Interest expense	2,638	3,158	11,377	13,824
Net interest income	6,627	6,574	26,443	26,051

Provision for loan losses	948	210	1,558	902
Net interest income after provision for loan losses	5,679	6,364	24,885	25,149

Noninterest income	2,885	2,610	11,127	10,685
Noninterest expenses	7,522	7,542	32,592	31,518
Income before income taxes	1,042	1,432	3,420	4,316

Provision for income taxes	281	473	1,003	1,313
Net income	$761	$959	$2,417	$3,003

SELECTED OPERATING DATA - Continued:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2011	2010	2011	2010
Earnings per share: (1)
Basic	$0.08	$0.09	$0.24	$0.29
Diluted	$0.08	$0.09	$0.24	$0.29

Weighted average shares outstanding: (1)
Basic	9,959,199	10,309,156	9,988,322	10,302,201
Diluted	9,978,533	10,313,460	10,008,860	10,304,816
    _________

(1)
Earnings per share and weighted average shares outstanding for the quarter and year ended December 31, 2010 have been restated to reflect the effect of the Company’s stock offering and concurrent second-step conversion on January 12, 2011, at the exchange ratio of 0.8981.

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands / Unaudited)	2011	2010	2011	2010

Selected Performance Ratios:
Return on average assets (1)	0.32%	0.42%	0.26%	0.34%
Return on average equity (1)	2.31	4.62	1.85	3.70
Interest rate spread	2.63	2.84	2.67	2.88
Net interest margin	2.91	3.08	2.96	3.12
Efficiency ratio (2)	79.06	82.12	87.54	86.71

Asset Quality Ratios:
Allowance for loan losses			$4,970	$4,799
Allowance for loan losses as a percent of total loans (3)			0.80%	0.78%
Allowance for loan losses as a percent of
nonperforming loans			46.93	97.44
Nonperforming loans			$10,591	$4,925
Nonperforming loans as a percent of total loans (3)			1.70%	0.80%
Nonperforming assets (4)			$11,567	$6,210
Nonperforming assets as a percent of total assets			1.21%	0.67%

Per Share Data:
Book value per share			$12.34	$7.67
Tangible book value per share (5)			$11.95	$7.28
Dividends per share			$0.12	$0.09
    _________

(1)	Quarterly ratios have been annualized.

(2)
Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3)	Total loans exclude deferred fees and costs.

(4)	Nonperforming assets consist of nonperforming loans and other real estate owned.

(5)	Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $4.1 million at December 31, 2011 and 2010.

CONTACT:
Diane Phillips
Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514